N E W S    B U L L E T I N
                                 FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2012 Second Quarter Results

OXNARD, Calif., September 29, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2012 second quarter ended August 31, 2011. Key elements include:
  Consolidated revenue of $33.8 million, up 14.6% over prior year period; wireless datacom revenue of $25.5 million, up 41% over prior year period
  GAAP net income of $1.4 million, or $0.05 per diluted share; Adjusted Basis (non-GAAP) net income of $3.0 million, or $0.11 per diluted share, both at the high end of the Company’s guidance range
  Net debt balance reduced by $1.6 million to $4.0 million at August 31, 2011
Michael Burdiek, CalAmp’s President and Chief Executive Officer, commented, “Our wireless datacom business continued to experience strong growth in the second quarter with our mobile resource management (MRM) business posting record revenues. We have experienced consistently strong demand for our MRM products and services with applications in fleet management, vehicle finance, asset tracking, stolen vehicle recovery and remote car start. In addition, we believe we are competitively positioned for several emerging MRM applications such as pay as you drive (PAYD) insurance.”

Mr. Burdiek added, “In wireless networks we made progress on a number of projects in the public safety and energy sectors, including a recent win on a smart grid project with one of our tier one utility metering channel partners. In our Positive Train Control rail project we achieved a key milestone in the second quarter by completing the design phase and shipment of pilot units. Subsequent to the second quarter we began the pre-production phase of the project and are on track to begin shipments of radios during the current quarter. Recent contract change orders have increased the overall value of this project to more than $14 million and we expect meaningful revenue from this project into the second quarter of fiscal 2013.”

Mr. Burdiek continued, “Our satellite business results were in line with our expectations. During the second quarter we completed the transition of our satellite business to a variable cost operating model, further lowering our breakeven point for this business. We expect this transition will enhance the operating flexibility of our satellite business and we expect positive operating income from our satellite business for the second half of this fiscal year.”

As previously announced, last month the Company renewed and enhanced its credit facility with Square 1 Bank to reduce its borrowing cost and provide greater financial flexibility to capitalize on market growth opportunities. Concurrently, the Company retired its $5 million 12% subordinated notes that were scheduled to mature next year. As a result of these actions, the Company expects to reduce its annual cash interest expense by approximately $0.5 million.

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CalAmp Reports Fiscal 2012 Second Quarter Results
September 29, 2011

Fiscal 2012 Second Quarter Results
Total revenue for the fiscal 2012 second quarter was $33.8 million compared with $29.5 million for the second quarter of fiscal 2011. The year-over-year increase in consolidated revenue was primarily due to higher sales in the Company’s wireless datacom business segment. Wireless datacom revenue increased 41% to $25.5 million from $18.1 million in the same period last year, while satellite revenue declined to $8.3 million from $11.4 million in the same period last year. Wireless datacom revenue in the latest quarter includes $3.0 million generated by the sale of two patents.

Consolidated gross profit for the fiscal 2011 second quarter was $11.8 million or 35.0% of revenue, compared to gross profit of $7.4 million or 25.0% of revenue for the same period last year. The increases in gross profit and gross margin percentage in the latest quarter compared to fiscal 2011 second quarter were due in large part to the increase in wireless datacom revenue including the $3.0 million patent sale, for which there was no associated cost of revenue.

Results of operations for the fiscal 2012 second quarter as determined in accordance with U.S. generally accepted accounting principles ("GAAP") was net income of $1.4 million, or $0.05 per diluted share, compared to a net loss of $0.9 million or $0.03 per diluted share, in the second quarter of last year. In the fiscal 2012 second quarter, in connection with the closing of its French subsidiary, the Company recorded non-recurring charges of $1.2 million including a non-cash foreign currency translation loss of $0.8 million. The Company also recorded non-recurring costs and expenses of approximately $0.35 million related to the transition of its satellite business. In addition, the Company incurred a non-cash charge of approximately $0.5 million upon prepaying its $5.0 million 12.0% subordinated notes for the accelerated write-off of debt issue costs and discount that would otherwise have been recognized as interest expense in subsequent quarters.

The Adjusted Basis (non-GAAP) net income for the fiscal 2012 second quarter was $3.0 million, or $0.11 per diluted share, compared to an Adjusted Basis net loss of $0.2 million, or $0.01 loss per diluted share, for the same period last year. The Adjusted Basis net income excludes the impact of amortization of intangible assets, stock-based compensation expense and the non-recurring foreign currency translation loss of $0.8 million associated with the shut-down of the Company’s French subsidiary, and includes an income tax provision or benefit that reflects income taxes paid/payable (or received/receivable) based on the non-GAAP pretax income (loss) for the period. A reconciliation of the GAAP basis pretax income (loss) to the Adjusted Basis net income (loss) is provided in the table at the end of this press release.

Liquidity
At August 31, 2011, the Company had total cash of $4.3 million and total debt of $8.3 million consisting of $5.3 million drawn under the bank revolver and $3.0 million outstanding under a bank term loan. Net cash provided by operating activities was $3.1 million during the fiscal 2012 second quarter, and the unused borrowing capacity on the bank revolver was $3.7 million at quarter-end.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Based on our most recent projections, we expect fiscal 2012 third quarter consolidated revenues in the range of $30 to $34 million, with wireless datacom revenues, net of the second quarter patents sale, to be up and satellite revenues to be flat. We anticipate third quarter GAAP Basis net income per share in the range of $0.02 to $0.06 per diluted share. The Adjusted Basis (non-GAAP) net income for the fiscal 2012 third quarter is expected to be in the range of $0.05 to $0.09 per diluted share.”

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CalAmp Reports Fiscal 2012 Second Quarter Results
September 29, 2011

Mr. Burdiek concluded, “Though there are macroeconomic uncertainties in the overall business environment, based on our current backlog and robust pipeline of opportunities, we expect continued profitable growth in our core wireless datacom business over the coming quarters. Likewise, prospects for our satellite business are improving and we expect it to achieve operating profitability in the second half of the year. On a consolidated basis, we expect higher net income in the second half of this year than the amount generated in the first half.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2012 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-9205 (480-629-9692 for international callers). An audio replay will be available through October 6, 2012, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4472472.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company's two business segments are Wireless DataCom, which serves utility, governmental and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2011 as filed on April 28, 2011 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Marilynn Meek
Chief Financial Officer	General Information
(805) 987-9000	(212) 827-3773
mmeek@mww.com

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CalAmp Reports Fiscal 2012 Second Quarter Results
September 29, 2011

CALAMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
Revenues	$33,801	$29,490	$68,355	$55,836

Cost of revenues	21,976	22,122	47,098	42,345

Gross profit	11,825	7,368	21,257	13,491

Operating expenses:
Research and development	2,679	2,779	5,783	5,542
Selling	2,852	2,675	5,444	5,297
General and administrative	3,030	2,200	5,529	4,709
Intangible asset amortization	310	276	662	582
	8,871	7,930	17,418	16,130

Operating income (loss)	2,954	(562)	3,839	(2,639)

Non-operating expense, net	(1,592)	(368)	(1,948)	(768)

Income (loss) before income taxes	1,362	(930)	1,891	(3,407)

Income tax provision	(6)	-	(15)	-

Net income (loss)	$1,356	$(930)	$1,876	$(3,407)

Earnings (loss) per share - basic and diluted	$0.05	$(0.03)	$0.07	$(0.13)

Shares used in computing earnings (loss) per share:
Basic	27,524	27,094	27,441	27,038
Diluted	28,310	27,094	28,268	27,038

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
Revenues
Wireless DataCom	$25,523	$18,074	$47,560	$33,893
Satellite	8,278	11,416	20,795	21,943
Total revenues	$33,801	$29,490	$68,355	$55,836

Gross profit
Wireless DataCom	$11,380	$6,223	$19,984	$11,553
Satellite	445	1,145	1,273	1,938
Total gross profit	$11,825	$7,368	$21,257	$13,491

Operating income (loss)
Wireless DataCom	$4,399	$497	$6,529	$(136)
Satellite	(447)	(129)	(735)	(567)
Corporate expenses	(998)	(930)	(1,955)	(1,936)

Total operating income (loss)	$2,954	$(562)	$3,839	$(2,639)

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CalAmp Reports Fiscal 2012 Second Quarter Results
September 29, 2011

CALAMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	February 28,
	2011	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,256	$4,241
Accounts receivable, net	14,523	16,814
Inventories	11,844	9,890
Costs and estimated earnings in excess of billings
on uncompleted contracts	2,203	1,331
Deferred income tax assets	2,073	1,961
Prepaid expenses and other current assets	3,752	3,866
Total current assets	38,651	38,103
Property, equipment and improvements, net	1,543	1,877
Deferred income tax assets, less current portion	9,758	9,887
Intangible assets, net	3,350	4,012

Other assets	1,078	1,606

	$54,380	$55,485
Liabilities and Stockholders' Equity
Current liabilities:
Bank working capital line of credit	$5,274	$7,489
Current portion of long-term debt	500	-
Accounts payable	13,618	14,103
Accrued payroll and employee benefits	3,382	3,341
Deferred revenue	5,667	5,796
Other current liabilities	2,515	2,140

Total current liabilities	30,956	32,869

Long-term debt	2,500	4,460
Other non-current liabilities	570	554

Stockholders' equity:
Common stock	287	281
Additional paid-in capital	153,204	153,135
Accumulated deficit	(133,072)	(134,948)
Accumulated other comprehensive loss	(65)	(866)

Total stockholders' equity	20,354	17,602

	$54,380	$55,485

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CalAmp Reports Fiscal 2012 Second Quarter Results
September 29, 2011

CALAMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Six Months Ended
	August 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,876	$(3,407)
Depreciation and amortization	1,385	1,253
Stock-based compensation expense	1,099	1,004
Non-cash interest expense	724	268
Write-off of cumulative foreign currency translation account	801	-
Deferred tax assets, net	-	807
Changes in operating working capital	(494)	104
Other	-	9

Net cash provided by operating activities	5,391	38

Cash flows from investing activities:
Capital expenditures	(389)	(712)
Collections on note receivable	298	229

Net cash used in investing activities	(91)	(483)

Cash flows from financing activities:
Proceeds (repayments) of bank line of credit	(2,215)	1,898
Proceeds from bank term loan	3,000	-
Repayment of subordinated notes payable	(5,000)	-
Payment of debt issue costs	(63)	-
Taxes paid related to net share settlement of vested equity awards	(1,016)	(388)
Proceeds from exercise of stock options	9	-

Net cash provided by (used in) financing activities	(5,285)	1,510

Net change in cash and cash equivalents	15	1,065

Cash and cash equivalents at beginning of period	4,241	2,986

Cash and cash equivalents at end of period	$4,256	$4,051

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CalAmp Reports Fiscal 2012 Second Quarter Results
September 29, 2011

CALAMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income (Loss) to Adjusted Basis (non-GAAP) Net Income (Loss) is as follows (in thousands except per share amounts):

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2011	2010	2011	2010
GAAP basis pretax income (loss)	$1,362	$(930)	$1,891	$(3,407)

Amortization of intangible assets	310	276	662	582
Stock-based compensation expense	567	481	1,099	1,004
Write-off of cumulative foreign currency translation account	801	-	801	-
Pretax income (loss) (non-GAAP basis)	3,040	(173)	4,453	(1,821)

Income tax provision (non-GAAP basis) (a)	(6)	-	(15)	-
Adjusted Basis net income (loss)	$3,034	$(173)	$4,438	$(1,821)

Adjusted Basis net income (loss) per diluted share	$0.11	$(0.01)	$0.16	$(0.07)

Weighted average common shares outstanding
on diluted basis	28,310	27,094	28,268	27,038

(a)
The non-GAAP income tax provision reflects the income taxes paid/payable (or received/receivable) based on the non-GAAP pretax income (loss) for the period. The Company has net operating loss carryforwards to offset the pre-tax book income for the three- and six-month periods ended August 31, 2011.

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